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                                                                   Exhibit 10.11


                                  XICOR, INC.

                          CHANGE OF CONTROL AGREEMENT

      This Change of Control Agreement (the "Agreement") is made and entered into effective as of March 12, 2004 (the "Effective Date"), by and between Geraldine Hench (the "Employee") and Xicor, Inc., a California corporation (the "Company").

                                R E C I T A L S

      A. The Company is considering the possibility of a Change of Control. The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities.

      B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue her employment and to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

      C. In order to provide the Employee with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes that it is imperative to provide the Employee with certain benefits upon a Change of Control.

                                   AGREEMENT

      In consideration of the mutual covenants herein contained and the continued employment of Employee by the Company through the date of a Change of Control, the parties agree as follows:

      1.    Definition of Change of Control. "Change of Control" shall mean:

            (a) the consummation of the transaction covered by the Agreement and Plan of Merger by and among Intersil Corporation, New Castle Merger Sub Corp., New Castle Sub LLC and the Company, or

            (b) following the Effective Date the occurrence of any of the following events:

                  (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

                  (ii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting
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securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                  (iii) The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company's assets.

      2. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied or, if earlier, on the date, prior to a Change of Control, Employee is no longer employed by the Company.

      3. At-Will Employment. The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law.

      4.    Change in Control Benefits.

            (a) Change of Control. On a Change of Control, Employee's position with the Company will be eliminated, and if Employee signs and does not revoke the standard form release of claims with the Company, then the Employee shall receive the following benefits from the Company:

                  (i) Cash Payment. The Employee shall receive a lump-sum severance payment (less applicable withholding taxes) equal to $330,000 within two weeks following the Change of Control.

                  (ii) Accrued Wages and Vacation; Expenses. The Company shall also pay the Employee (a) any unpaid base salary due for periods prior to the date of termination; (b) all of the Employee's accrued and unused paid-time off through the date of termination; and (c) following submission of proper expense reports by the Employee, reimbursement for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to termination in conformity with the Company's business expense reimbursement policy. These payments shall be made promptly upon termination and within the period of time mandated by law but in no event later than 14 days following the Change of Control (or, with respect to business expense reimbursements only, within 14 days following Employee's submission of expense reports).

                  (iii) Management Incentive Bonus Payment. In the event the Change of Control is prior to the payment of the Management Incentive Bonus, Employee shall be entitled to receive 100% of the target bonus prorated through the date of the Change of Control.

                  (iv) Option Vesting Acceleration. All of the Employee's then outstanding options to purchase shares of the Company's Common Stock (the "Options") shall immediately vest 100% and became exercisable.


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                  (v)   Post-Termination Exercise Period.

                        (1) 1990 Plan Options Other than ##s R004776 & R004777. The Company acknowledges and agrees that, by virtue of Employee's job being eliminated, all outstanding options granted to her under the 1990 Incentive and Non-Incentive Stock Option Plan (the "Plan") other than options ## R004776 and R004777 shall be treated under the provisions relating to a termination as a result of a RIF (as such term is defined in the Plan) and, accordingly, shall remain exercisable until the earlier of (A) one-year from the date of termination of employment, or (B) the original 10-year option term.

                        (2)   Options ## R004776 and R004777. The
post-termination exercise period of Employee's options # R004776 and # R004777 will be extended to the earlier of (A) one-year from the date of termination of employment, or (B) the original 10-year option term.

            (b) Exclusive Remedy. With respect to Employee's termination of employment on or after the Change of Control, the provisions of this Section 4 are intended to be and are exclusive and in lieu of any other rights or remedies to which the Employee or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement, including under any severance plans or practices of the Company. The Employee shall be entitled to no benefits, compensation or other payments or rights upon termination of employment on or following a Change in Control other than those benefits expressly set forth in this Section 4.

      5. Golden Parachute Excise Tax Full Gross-Up. In the event that the benefits provided for in this Agreement or otherwise payable to the Employee constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and will be subject to the excise tax imposed by Section 4999 of the Code, then the Employee shall receive (i) a payment from the Company sufficient to pay such excise tax, plus
(ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income and employment taxes arising from the payments made by the Company to Employee pursuant to this sentence. Unless the Company and the Executive otherwise agree in writing, the determination of Executive's excise tax liability and the amount required to be paid under this Section 5 shall be made in writing by the Company's independent auditors who are primarily used by the Company immediately prior to the Change of Control (the "Accountants"). For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

      6.    Successors.

            (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the Company's obligations


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under this Agreement and agree expressly to perform the Company's obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

            (b) Employee's Successors. Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

      7. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

      8.    Arbitration.

            (a) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Santa Clara County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

            (b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Employee hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

            (c) EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE
INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A


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WAIVER OF EMPLOYEE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL
DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

                  (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

                  (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE
SECTION 201, et seq;


                  (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION

      9.    Miscellaneous Provisions.

            (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

            (b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

            (c) Integration. This Agreement and any outstanding stock option agreements referenced herein represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement and any stock option agreement.

            (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.


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            (e)   Severability. The invalidity or unenforceability of any
provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

            (f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

            (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.


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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:                                      Xicor, Inc.


                                              By: /s/ Louis DiNardo
                                                  ------------------------------

                                              Title: President and CEO
                                                     ---------------------------



EMPLOYEE:                                            /s/ Geraldine Hench
                                             -----------------------------------
                                             Geraldine Hench


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